Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the use in this Registration Statement on Form F-4 of our report dated March 10, 2009, except as to notes 25 and 26 which are as of May 22, 2009, (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) relating to the consolidated financial statements of Telesat Holdings Inc. appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
June 5, 2009